[Letterhead of VDK Frozen Foods]


FOR IMMEDIATE RELEASE

                 VAN DE KAMP'S, INC. ANNOUNCES THE SALE OF ITS
                    FROZEN DESSERTS BUSINESS TO MRS. SMITH'S

ST. LOUIS, MISSOURI - May 1, 1998 - Van De Kamp's, Inc. (VDK) announced that it has sold its frozen desserts business, which includes the Pet-Ritz(R) and Oronoque Orchards(R) brands to Mrs. Smith's Bakeries, Inc., a subsidiary of Flowers Industries, Inc. (NYSE: FLO). Financial terms of the transaction were not disclosed. Under the terms of the agreement, Mrs. Smith's will purchase the trademarks and assets of the business, but not Van de Kamp's manufacturing facility located in Chambersburg, PA. Due to the significant reduction in case production, the company also announced plans to permanently close the facility in the near future.

On April 8, 1998, Van de Kamp's came under common ownership with Aurora Foods Inc., a marketer of well-known food products in various food segments, with brands such as Duncan Hines(R), Mrs. Butterworth's(R), Log Cabin(R), Country Kitchen(R) and Wigwam(R).

Ian R. Wilson, chairman and chief executive officer of Aurora Foods commented, "The decision to sell VDK's frozen desserts business was not an easy one. However, we intend to focus more on seafood, pizza and breakfast food categories, as these are the fastest growing segments in the frozen foods market."

In making the announcement to employees, Greg Smith, vice president, manufacturing and distribution said the company will comply with the WARN Notification Act, which requires a 60-calendar-day notice before closing the plant. Production will continue at typical levels until approximately June 30, 1998, after which, the Chambersburg plant will operate at a reduced level until approximately October 30, 1998. Smith also said the company would begin working with local officials immediately to find a buyer for the plant.

Van de Kamp's, Inc. is a leading frozen food manufacturer headquartered in St. Louis, Missouri. Other brands include Van de Kamp's(R) and Mrs. Paul's(R) frozen seafood, Aunt Jemima(R) frozen breakfast products and Celeste(R) frozen pizza.

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